NEWS FOR IMMEDIATE RELEASE

March 17, 2005	For Further Information Contact:
Paul M. Limbert
President & CEO

or

Robert H. Young
Executive Vice President & CFO
(304) 234-9000
NASDAQ Trading Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces Approval of New Stock Repurchase Program
and Receives $15 Million from a Pooled Trust Preferred Transaction

Wheeling, WV. . . WesBanco, Inc. (NASDAQ: WSBC), President & CEO, Paul M. Limbert, today announced the adoption of a new stock repurchase plan, effective immediately, to begin repurchasing up to an additional one million shares of WesBanco common stock representing approximately 4.4% of outstanding shares on the open market. The timing, price and quantity of purchases will be at the discretion of the corporation and the program may be discontinued or suspended at any time.

The WesBanco Executive Committee took the action based on their determination that the stock repurchase program presents an attractive opportunity for the corporation at this time. The shares would be available for general corporate purposes, which may include future acquisitions, the shareholder dividend reinvestment plan and employee benefit plans. Mr. Limbert indicated that the current stock repurchase program approved by the Board on April 17, 2003 is nearing completion, with 420,000 shares repurchased since year-end and approximately 96,000 shares remaining under the 2003 authorization.

In addition, WesBanco announced that it has created a new trust, WesBanco Capital Trust VI, for the purpose of issuing $15 million in Trust Preferred Securities. This security was included in a pooled trust preferred program.

(more)

WesBanco Stock Repurchase and Pooled Trust Transaction

WesBanco Capital Trust VI issued $15 million today in Trust Preferred Securities that bear interest at an initial fixed rate of 6.37% for a period of five years. Thereafter, the interest rate will float based on the three-month LIBOR rate plus 177 basis points. The Trust Preferred Securities issued by WesBanco Capital Trust VI are redeemable at par any time commencing in March, 2010 and will mature in March, 2035.

The proceeds received from the issuance of the Trust Preferred Securities will be used for general corporate purposes, which may include, among other things, share repurchases, potential acquisitions, dividend reinvestments and employee benefit plans.

WesBanco is a multi-state bank holding company with total assets of approximately $4.6 billion, after the Winton Financial Corporation acquisition of January 3, 2005. WesBanco operates through 86 banking offices and three loan production offices in West Virginia, Ohio, Pennsylvania and Indiana. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

Forward-looking statements in this report relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this report should be read in conjunction with WesBanco’s 2004 Annual Report on Form 10-K, as well as the 10-Q’s for the prior quarters ended September 30, 2004, June 30, 2004 and March 31, 2004, filed with the Securities and Exchange Commission ("SEC"), which are available at the SEC’s website www.sec.gov or at WesBanco’s website, www.wesbanco.com. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in WesBanco's 2004 Annual Report on Form 10-K filed with the SEC under the section "Risk Factors".  Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the businesses of WesBanco and its recent acquisitions may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the mergers may not be fully realized within the expected timeframes; disruption from the mergers may make it more difficult to maintain relationships with clients, associates, or suppliers; the effects of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to the parent company and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, Federal Deposit Insurance Corporation, the SEC, the National Association of Securities Dealers and other regulatory bodies; potential legislative and federal and state regulatory actions and reform; competitive conditions in the financial services industry; rapidly changing technology affecting financial services and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.